EXHIBIT 99.1
FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                      FOURTH QUARTER AND YEAR 2008 RESULTS

                           FOURTH QUARTER 2008 RESULTS

o Funds from Operations of $21.2 Million or $.85 Per Share, a Decrease of 1.2% Compared to the Same Quarter Last Year; Excluding Gains on Land Sales, FFO Per Share Increased 11.8%
o    Net Income  Available  to Common  Stockholders  of $8.4 Million or $.34 Per
     Share
o Same Property Net Operating Income Growth of 2.1% With and Without Straight-Line Rent Adjustments
o    94.8%  Leased,  93.8%  Occupied
o    Customer Retention Rate of 77% for the Fourth Quarter
o    Paid 116th Consecutive Quarterly Dividend - $.52 Per Share
o    Interest and Fixed Charge Coverages of 3.8x for the Fourth Quarter
o    Closed on a $59 Million Non-recourse Mortgage at 5.75% Fixed Interest Rate

                                YEAR 2008 RESULTS

o Funds from Operations of $81.3 Million or $3.30 Per Share, an Increase of 5.8% Compared to 2007
o    Net Income  Available to Common  Stockholders of $32.1 Million or $1.30 Per
     Share
o    Same   Property  Net  Operating   Income  Growth  of  0.3%,   0.7%  Without
     Straight-Line Rent Adjustments
o    $132 Million Invested in Development and Acquisitions During the Year
o 17 Development Projects with Estimated Costs of $119 Million Under Construction or In Lease-Up at Year-End
o    Customer Retention Rate of 74% for the Year
o Paid Annual Dividends of $2.08 Per Share - Sixteenth Consecutive Year of Dividend Growth With Average Annual Increase of 4.7%
o    Interest Coverage of 3.8x and Fixed Charge Coverage of 3.6x for the Year
o    Issued 1,198,700 Shares of Common Stock with Net Proceeds of $57.2 Million
o Redeemed 1,320,000 Shares of Series D Preferred Stock for $33 Million and Expensed Original Issuance Costs of $674,000 ($.03 per share)
o    Debt Maturities of $31.4 Million in 2009 and None in 2010
o    Bank Line Capacity of $115 Million as of December 31, 2008


JACKSON, MISSISSIPPI, February 11, 2009 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2008.

David H. Hoster II, President and CEO, stated, "We are pleased to report that EastGroup's funds from operations (FFO) per share for the fourth quarter met the upper end of our guidance and represented an increase of 11.8% over last year's final quarter when gains on land sales are excluded from both periods.

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441

We also achieved same property net operating income growth of 2.1% for the quarter in a difficult environment."

FUNDS FROM OPERATIONS

For the fourth quarter ended December 31, 2008, FFO was $.85 per share compared to $.86 for the same period of 2007, a decrease of 1.2% per share. FFO for the fourth quarter of 2008 included gains on land sales of $8,000 as compared to $2,579,000 in the same period of 2007. Excluding these gains for both periods, FFO per share increased 11.8%. Property net operating income (PNOI) increased 11.2% primarily due to additional PNOI of $1,865,000 from newly developed properties, $740,000 from 2007 and 2008 acquisitions, and $587,000 from same property growth.

Same property operating results increased 2.1% for the quarter with and without straight-line rent adjustments. Rental rates on new and renewal leases (3.7% of total square footage) increased an average of 4.5% for the quarter; rental rates decreased 0.7% without straight-line rent adjustments.

For the year ended December 31, 2008, FFO was $3.30 per share compared to $3.12 for the same period of 2007, an increase of 5.8% per share. Gain on sales of non-operating real estate was $321,000 ($.01 per share) for 2008 and $2,602,000 ($.11 per share) for 2007. Costs on redemption of preferred shares was $682,000 ($.03 per share) for 2008. PNOI increased 10.8% primarily due to additional PNOI of $7,966,000 from newly developed properties, $3,660,000 from 2007 and 2008 acquisitions, and $282,000 from same property growth.

For the year, same property operating results increased 0.3%; 0.7% without straight-line rent adjustments. Rental rate increases on new and renewal leases (18.9% of total square footage) averaged 11.1% and were 4.2% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.34 for the three months ended December 31, 2008, compared to $.36 for the same period of 2007. Gain on sales of real estate increased EPS by $.14 in the fourth quarter of 2007, and the effect in the fourth quarter of 2008 was less than $.01.

Diluted EPS was $1.30 for the year ended December 31, 2008 compared to $1.14 in 2007. Gain on sales of real estate increased EPS by $.10 per share in 2008 compared to $.15 per share in 2007.

DEVELOPMENT

In November, EastGroup began construction of World Houston 30 (88,000 square feet) with a projected total investment of $5.8 million. This project is the only development start since the end of the third quarter of 2008, and no construction starts are planned for 2009.

During  the  quarter,  the  Company  acquired  8.1  acres  of  land  in  Houston
(additional World Houston land) for $1,229,000 and 0.5 acres of land in San Antonio (additional Thousand Oaks land) for $242,000. EastGroup also purchased
94.3 acres of land in Orlando for $9,111,000. The Company is currently under contract to purchase an additional 35.0 acres in a second phase of this acquisition for $5 million. This transaction is expected to close during the fourth quarter of 2009.

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441

Mr. Hoster stated, "Our development program has had a good, long run adding quality, state-of-the-art investments to our portfolio, but we do not expect to see opportunities for new development in the near term other than a possible build-to-suit. These opportunities will reappear, and we plan to be ready to take advantage of them when they do."

For the year, EastGroup purchased 125 acres of development land for a total cost of $13.4 million and one property for re-development (150,000 square feet) for $3.8 million. The Company had 2008 development starts of over $48 million with a total of 765,000 square feet.

At December 31, 2008, EastGroup had 17 development properties containing 1,668,000 square feet with a projected total cost of approximately $119 million either in lease-up or under construction. These properties were collectively 21% leased at December 31, 2008 and 22% leased at February 10, 2009.

During 2008, EastGroup transferred 16 development properties to the portfolio as detailed below:

                                                                                                       Percent       Projected
      Real Estate Properties Transferred                                Date                           Leased        Stabilized
           from Development in 2008                    Size         Transferred         Cost         at 2/10/09       Yield (1)
--------------------------------------------------------------------------------------------------------------------------------
                                                  (Square feet)                    (In thousands)
Beltway Crossing IV, Houston, TX............          55,000         01/21/08       $    3,444          100%             9.3%
Beltway Crossing III, Houston, TX...........          55,000         02/01/08            3,428          100%             9.9%
Southridge XII, Orlando, FL.................         404,000         03/20/08           18,850          100%            10.3%
Arion 18, San Antonio, TX...................          20,000         03/31/08            2,623           91%             8.7%
Southridge VII, Orlando, FL.................          92,000         04/01/08            6,516          100%             9.6%
Wetmore II, Bldg C, San Antonio, TX.........          69,000         05/29/08            3,704          100%            10.0%
Interstate Commons III, Phoenix, AZ.........          38,000         06/01/08            3,108           69%             8.0%
SunCoast I, Fort Myers, FL..................          63,000         07/01/08            5,333           67%             7.8%
World Houston 27, Houston, TX...............          92,000         07/01/08            5,463          100%            10.5%
Wetmore II, Bldg D, San Antonio, TX.........         124,000         08/01/08            8,074          100%             9.3%
World Houston 24, Houston, TX...............          93,000         09/01/08            6,065           86%             9.5%
Centennial Park, Denver, CO.................          68,000         10/01/08            5,666          100%             8.7%
World Houston 25, Houston, TX...............          66,000         11/01/08            4,119          100%             9.0%
Beltway Crossing V, Houston, TX.............          83,000         12/01/08            4,807           72%             9.7%
Wetmore II, Bldg A, San Antonio, TX.........          34,000         12/01/08            3,377           73%            10.2%
Oak Creek A & B, Tampa, FL..................          35,000         12/31/08            3,030            0%             7.9%
                                                  ------------                     --------------
   Total Developments Transferred...........       1,391,000                        $   87,607
                                                  ============                     ==============

(1)  Based on 100% occupancy and rents computed with straight-line adjustments.

PROPERTY ACQUISITIONS AND SALES

There were no acquisitions or sales in the fourth quarter, except for the land acquisitions mentioned above under Development.

In February 2008, EastGroup acquired a portfolio of five operating properties (669,000 square feet) in metropolitan Charlotte, North Carolina, for a total cost of $41 million.

In August, EastGroup purchased a 128,000 square foot warehouse in Tampa as part of the Orlando build-to-suit transaction with United Stationers. The Company acquired and then sold this building through its taxable REIT subsidiary and recognized a gain of $294,000, which was included in FFO and EPS.

Also in August, EastGroup sold Delp Distribution Center III, a 20,000 square foot warehouse in Memphis, for $635,000 and recognized a gain of $83,000. In addition, EastGroup sold 41 acres of residential land in

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441

San Antonio in September for $841,000 with no gain or loss. This property was acquired as part of the Company's Alamo Ridge industrial land acquisition in September 2007.

EastGroup also received a condemnation award from the State of Texas in May for its North Stemmons I property in Dallas. The Company was awarded $4.7 million as payment for the building and a portion of the land associated with the property. A gain of $1.9 million (not included in FFO) was recognized as a result of this transaction. The Company plans to develop a new business distribution building on the remaining 4.9 acres when market conditions improve.

DIVIDENDS

EastGroup paid dividends of $.52 per share of common stock in the fourth quarter of 2008, which was the 116th consecutive quarterly distribution to the Company's common shareholders. The Company's dividend payout ratio of funds from operations was 63% for the year. The annualized dividend rate of $2.08 per share yields 7.0% on the closing stock price of $29.55 on February 10, 2009.

STRONG FINANCIAL POSITION

EastGroup's   balance  sheet   continues  to  be  strong  and  flexible  with  a
debt-to-total market capitalization of 43.8% at December 31, 2008. For the quarter, EastGroup had interest and fixed charge coverage ratios of 3.8x. For the year, the Company had an interest coverage ratio of 3.8x and a fixed charge coverage ratio of 3.6x. Total debt at December 31, 2008 was $695.7 million comprised of $585.8 million of fixed rate mortgage debt and $109.9 million of floating rate bank debt.

The Company has debt maturities of only $31.4 million in 2009 and has no debt maturities in 2010. EastGroup has revolving credit facilities of $200 million and $25 million, and neither matures until 2012.

In December, EastGroup closed on a $59 million, non-recourse first mortgage loan secured by properties containing 1.3 million square feet. The loan has a fixed interest rate of 5.75%, a 5-year term and a 20-year amortization schedule. The proceeds of this mortgage loan were used to reduce variable rate bank borrowings.

     On January 2, 2009, the mortgage note payable of $9,365,000 on the Tower Automotive Center was repaid and replaced with another mortgage note payable for the same amount. The previous mortgage was a variable rate demand note, and EastGroup had entered into a swap agreement to fix the LIBOR rate. In the fourth quarter of 2008, the bond spread over LIBOR required to re-market the notes increased from a historical range of 3 to 25 basis points to a range of 200 to 500 basis points. Due to the volatility of the bond spread costs, EastGroup redeemed the note and replaced it with a recourse mortgage with a bank on the same payment terms except for the interest rate. The effective interest rate on the previous note was 5.30% until the fourth quarter of 2008 when the weighted average rate was 8.00%. The effective rate on the new note, including the swap, is 6.03%.

OUTLOOK FOR 2009

The Company's initial outlook for 2009 is FFO per share to be in the range of $3.09 to $3.21. Diluted EPS for 2009 is estimated to be in the range of $.89 to $1.01. The table below reconciles projected net income to projected FFO.

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441

                                                                        Low Range                    High Range
                                                                  Q1 2009       Y/E 2009       Q1 2009        Y/E 2009
                                                                -------------------------------------------------------
                                                                         (In thousands, except per share data)
Net income available to common stockholders                     $   6,276         22,368         6,778          25,378
Depreciation and amortization                                      13,533         55,132        13,533          55,132
                                                                -------------------------------------------------------
Funds from operations available to common stockholders          $  19,809         77,500        20,311          80,510
                                                                =======================================================

Diluted shares                                                     25,075         25,081        25,075          25,081

Per share data (diluted):
Net income available to common stockholders                     $    0.25           0.89          0.27            1.01
Funds from operations available to common stockholders          $    0.79           3.09          0.81            3.21

The following assumptions were used:

          o    Average occupancy of 90.5% to 92.5% for the year.
          o    No acquisitions or dispositions during the year.
          o    No development construction starts during the year.
          o Increased general and administrative expense of $.07 per share compared to 2008, resulting from a projected decrease in compensation ($.04 per share) offset by reduced capitalization of internal development costs ($.10 per share) and other overhead factors ($.01 per share).
          o Bad debt, net of termination fees, of $.05 per share for the year.
          o    Floating rate bank debt at an average rate of 2.4% for the year.
          o    New fixed rate debt of $60-70 million on May 1, 2009 at 6.0-7.5%.


DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company's current operations on Thursday, February 12, 2009, at 11:00 a.m. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID EastGroup) or by

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441
webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, February 12, 2009. The telephone replay will be available until Thursday, February 19, 2009, and can be accessed by dialing 1-800-243-8160. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, February 19, 2009.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 25.8 million square feet with an additional 1.5 million square feet of properties under development. EastGroup Properties, Inc. press releases are available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not in the present or past tense and can be identified by the words "will," "anticipates," "expects," "believes," or other words or phrases that indicate future trends or events. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

o    changes in general economic conditions;

o    the extent of tenant defaults or of any early lease terminations;

o the Company's ability to lease or re-lease space at current or anticipated rents;

o    the availability of financing;

o    changes in the supply of and demand for industrial/warehouse properties;

o    increases in interest rate levels;

o    increases in operating costs;

o natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

o    changes in governmental regulation, tax rates and similar matters; and

o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

                                     -MORE-

    P.O. Box 22728 - JACKSON, MS 39225 - TEL.601-354-3555 - FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended        Twelve Months Ended
                                                                                      December 31,               December 31,
                                                                                ----------------------------------------------------
                                                                                   2008          2007        2008           2007
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $  43,912        38,287      168,327        150,083
Other income                                                                           16            27          248             92
                                                                                ----------------------------------------------------
                                                                                   43,928        38,314      168,575        150,175
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                               12,815        10,312       47,374         40,926
Depreciation and amortization                                                      12,793        12,553       51,221         47,738
General and administrative                                                          2,198         2,427        8,547          8,295
                                                                                ----------------------------------------------------
                                                                                   27,806        25,292      107,142         96,959
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                   16,122        13,022       61,433         53,216

OTHER INCOME (EXPENSE)
  Equity in earnings of unconsolidated investment                                      77            71          316            285
  Gain on sales of non-operating real estate                                            8         2,579          321          2,602
  Gain on sales of securities                                                           -             -          435              -
  Interest income                                                                     104           212          293            306
  Interest expense                                                                 (7,714)       (7,152)     (30,192)       (27,314)
  Minority interest in joint ventures                                                (164)         (168)        (626)          (609)
                                                                                ----------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                                                   8,433         8,564       31,980         28,486
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                    -            77          130            288
  Gain on sales of real estate investments                                              -           660        2,032            960
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                     -           737        2,162          1,248
                                                                                ----------------------------------------------------

NET INCOME                                                                          8,433         9,301       34,142         29,734

Preferred dividends-Series D                                                            -           656        1,326          2,624
Costs on redemption of Series D preferred shares                                        -             -          682              -
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   8,433         8,645       32,134         27,110
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.34          0.34         1.22           1.10
  Income from discontinued operations                                                0.00          0.03         0.09           0.05
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.34          0.37         1.31           1.15
                                                                                ====================================================

  Weighted average shares outstanding                                              24,923        23,605       24,503         23,562
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.34          0.33         1.21           1.09
  Income from discontinued operations                                                0.00          0.03         0.09           0.05
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.34          0.36         1.30           1.14
                                                                                ====================================================

  Weighted average shares outstanding                                              25,059        23,819       24,653         23,781
                                                                                ====================================================

Dividends declared per common share                                             $    0.52          0.50         2.08           2.00

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                                    Three Months Ended         Twelve Months Ended
                                                                                       December 31,                December 31,
                                                                                ----------------------------------------------------
                                                                                    2008          2007         2008           2007
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $ 43,912        38,287      168,327         150,083
Expenses from real estate operations                                             (12,815)      (10,312)     (47,374)        (40,926)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                              31,097        27,975      120,953         109,157

Gain on sales of securities                                                            -             -          435               -
Equity in earnings of unconsolidated investment
   (before interest and depreciation)                                                194           190          787             764
Interest income                                                                      104           212          293             306
Other income                                                                          16            27          248              92
General and administrative expense (1)                                            (2,198)       (2,427)      (8,547)         (8,295)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)           29,213        25,977      114,169         102,024

Income from discontinued operations (before depreciation and amortization)             -           120          201             608
Interest expense (2)                                                              (7,714)       (7,152)     (30,192)        (27,314)
Interest expense from unconsolidated investment                                      (84)          (86)        (339)           (347)
Minority interest in earnings (before depreciation and amortization)                (214)         (219)        (827)           (783)
Gain on sales of non-operating real estate                                             8         2,579          321           2,602
Dividends on Series D preferred shares                                                 -          (656)      (1,326)         (2,624)
Costs on redemption of Series D preferred shares                                       -             -         (682)              -
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                      21,209        20,563       81,325          74,166

Depreciation and amortization from continuing operations                         (12,793)      (12,553)     (51,221)        (47,738)
Depreciation and amortization from discontinued operations                             -           (43)         (71)           (320)
Depreciation from unconsolidated investment                                          (33)          (33)        (132)           (132)
Minority interest depreciation and amortization                                       50            51          201             174
Gain on sales of depreciable real estate investments                                   -           660        2,032             960
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        8,433         8,645       32,134          27,110

Dividends on Series D preferred shares                                                 -           656        1,326           2,624
Costs on redemption of Series D preferred shares                                       -             -          682               -
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  8,433         9,301       34,142          29,734
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA:
Income from continuing operations                                               $   0.34          0.33         1.21            1.09
Income from discontinued operations                                                 0.00          0.03         0.09            0.05
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.34          0.36         1.30            1.14
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.85          0.86         3.30            3.12
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                      25,059        23,819       24,653          23,781
                                                                                ====================================================

(1)  Net of  capitalized  development  costs of $816 and  $1,098  for the  three months ended December 31, 2008 and 2007, respectively; and $3,717 and $3,686 for the twelve months ended December 31, 2008 and 2007, respectively.
(2) Net of capitalized interest of $1,902 and $1,661 for the three months ended December 31, 2008 and 2007, respectively; and $6,946 and $6,086 for the twelve months ended December 31, 2008 and 2007, respectively.